Exhibit 99.1

Investor Relations Contact:

Marc Tanenberg, CFO

APAC Customer Services, Inc.

847-282-6904

mttanenberg@apacmail.com

FOR RELEASE July 28, 2004 At Market Close

APAC Customer Services, Inc. Announces Second Quarter 2004 Results

Deerfield, Ill., July 28, 2004 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported financial results for its second quarter ended June 27, 2004. The Company reported a net loss of $.8 million, or $.02 per share, on revenue of $68.0 million compared to net income of $1.4 million, or $.03 per share, on revenue of $82.1 million in the same period a year ago.  The 2004 second quarter results included $1.0 million of restructuring charges associated with the implementation of certain cost reduction initiatives and $.1 million of asset impairment charges.

Revenue decreased 17.2% from the prior year and 4.8% from the first quarter primarily due to a reduction in services caused by the decision of a cable company to bring certain programs in house and a cutback in marketing efforts by several telecommunication clients.

Gross margin of 14.0% for the quarter declined from 15.8% in the first quarter primarily due to the impact of lower pricing related to certain client programs and costs related to training and process improvement initiatives.  Gross margin decreased by 4.8 percentage points from the second quarter of 2003 principally due to the impact of lower capacity utilization, higher labor costs and softening prices.

Selling, general and administrative expenses decreased as a percent of revenue in comparison to prior year and the first quarter principally due to headcount reductions and reduced incentive expenses.

As of June 27th, 2004, the Company reported cash and cash equivalents of $10.2 million, an increase of $3.4 million during the quarter.

Robert J. Keller, APAC Customer Services’ CEO commented, “This past quarter, we stepped up our investments in our people, processes and technology as necessary to transform our company into the preeminent provider of customer lifecycle management solutions. We also added to our cash balances this quarter, further strengthening our balance sheet to support our strategic growth plans.

“We expect to accelerate our investment spending to position the company for long term profitable growth. Although we expect our third quarter results to decline sequentially due to further revenue softness and additional pricing pressure, new business awards and lower employee attrition during this period should contribute to improved financial performance in the fourth quarter of this year and beyond.”

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CDT Thursday, July 29th.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CDT on Thursday, August 5, 2004 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 583995.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer interaction solutions for market leaders in communications, financial services, insurance, healthcare, logistics and travel and hospitality.  APAC partners with its clients to deliver custom solutions that enhance bottom line performance.  Founded in 1973 and headquartered in Deerfield, Illinois, the company employs approximately 10,000 people and maintains 25 customer interaction centers.  For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

Certain statements, including discussions of the Company’s expectations for 2004 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements.  Refer to the Company’s Annual Report on Form 10-K for the year ended December 28, 2003, for a description of such factors.  This filing is available on a web site maintained by the SEC at http://www.sec.gov/.

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APAC Customer Services, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except for per share data)

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	June 27, 2004	June 29, 2003	Increase (Decrease) %	June 27, 2004	June 29, 2003	Increase (Decrease) %

Net revenue	$68,006	$82,084	-17%	$139,410	$168,281	-17%
Cost of services	58,496	66,645	-12%	118,626	136,073	-13%
Gross profit	9,510	15,439	-38%	20,784	32,208	-35%

Operating expenses:
Selling, general and administrative expenses	9,682	12,919	-25%	20,501	25,915	-21%
Restructuring and other charges	999	—	—	1,850	—	—
Asset impairment charge	124	—	—	2,234	—	—
Total operating expenses	10,805	12,919	-16%	24,585	25,915	-5%

Operating Income (loss)	(1,295)	2,520	-151%	(3,801)	6,293	-160%
Interest (income) expense, net	(63)	306	-121%	97	659	-85%

Income (loss) before income taxes	(1,232)	2,214	-156%	(3,898)	5,634	-169%

Provision (benefit) for income taxes	(468)	840	-156%	(1,481)	2,140	-169%
Net income (loss)	$(764)	$1,374	-156%	$(2,417)	$3,494	-169%
Income (loss) per share:

Basic	$(0.02)	$0.03		$(0.05)	$0.07
Diluted	$(0.02)	$0.03		$(0.05)	$0.07

Weighted average shares outstanding:

Basic	49,454	49,439		49,451	49,430
Diluted	49,454	49,487		49,451	49,461

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands)

	June 27, 2004	December 28, 2003
Assets
Current Assets:
Cash and cash equivalents	$10,184	$11,428
Accounts receivable, net	42,478	46,896
Other current assets	8,754	9,218
Total current assets	61,416	67,542

Property and Equipment, net	21,791	24,147

Goodwill and Intangibles, net and Other Assets	41,823	42,904

Total Assets	$125,030	$134,593

Liabilities and Shareholders’ Equity

Current Liabilities:
Current maturities of long-term debt	$404	$389
Accounts Payable and other current liabilities	44,662	51,472
Total current liabilities	45,066	51,861

Long-term Debt, less current maturities	106	313

Other Liabilities	1,568	1,689

Total Shareholders’ Equity	78,290	80,730

Total Liabilities and Shareholders’ Equity	$125,030	$134,593

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twenty-Six Weeks Ended
	June 27, 2004	June 29, 2003

Operating activities:
Net income (loss)	$(2,417)	$3,494
Depreciation and amortization	5,423	6,165
Non-cash restructuring	190	—
Asset Impairment charges	2,200	—
Deferred income taxes	32	131
Change in operating assets and liabilities	(2,277)	3,366
Net cash provided (used) by operating activities	3,151	13,156

Investing activities:
Purchases of property and equipment, net	(4,227)	(4,208)
Net cash used by investing activities	(4,227)	(4,208)

Financing activities:
Payments on long-term debt	(192)	(323)
Repayments under revolving credit facility	—	(11,000)
Stock and warrant transactions	24	45
Net cash used by financing activities	(168)	(11,278)

Net change in cash and cash equivalents:	(1,244)	(2,330)

Beginning cash balance	11,428	14,530

Ending cash balance	$10,184	$12,200